Exhibit 1.1

CHASE ISSUANCE TRUST

CHASESERIES

CLASS A(2017-1) NOTES

TERMS AGREEMENT

Dated: January 30, 2017

To: CHASE BANK USA, NATIONAL ASSOCIATION (the “Bank”)

Re: Underwriting Agreement dated November 1, 2016 (the “Underwriting Agreement”)

Series Designation: CHASEseries

Underwriters:

The Underwriters named on Schedule I attached hereto are the “Underwriters” for the purpose of this Terms Agreement (this “Agreement”) and for the purposes of the above referenced Underwriting Agreement as such Underwriting Agreement is incorporated herein in its entirety and made a part hereof.

Terms of the Class A(2017-1)Notes:

Initial Principal Amount	Interest Rate or Formula	Price to Public
$900,000,000	One-month LIBOR plus 0.30% per annum	100.00000%

Interest Payment Dates: The 15th of each calendar month or if that day is not a Business Day, as defined in the Indenture, the next succeeding Business Day, commencing March 15, 2017.

Indenture: The Fourth Amended and Restated Indenture, dated as of January 20, 2016, as amended, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee, and acknowledged and accepted by the Bank, as Servicer.

Asset Pool One Supplement: The Third Amended and Restated Asset Pool One Supplement, dated as of January 20, 2016, as amended, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent, and acknowledged and accepted by the Bank, as Servicer and Administrator.

Indenture Supplement: The Second Amended and Restated CHASEseries Indenture Supplement, dated as of January 20, 2016, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Terms Document: The Class A(2017-1) Terms Document, to be dated as of February 6, 2017, between Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Transfer and Servicing Agreement: The Fourth Amended and Restated Transfer and Servicing Agreement, dated as of January 20, 2016, as amended, among Chase Card Funding LLC, as Transferor, the Bank, as Servicer, Chase Issuance Trust, as Issuing Entity, and Wells Fargo Bank, National Association, as Indenture Trustee and Collateral Agent.

Receivables Purchase Agreement: The Receivables Purchase Agreement, dated as of January 20, 2016, between Chase Card Funding LLC and the Bank.

Purchase Price: The purchase price payable by the Underwriters for the Notes covered by this Agreement will be the following percentage of the principal amounts to be issued:

Per Class A(2017-1) Notes: 99.77500%

Registration Statements: 333-208503 and 333-208503-01

Preliminary Prospectus: Preliminary Prospectus, dated January 25, 2017.

Underwriting Discounts and Commissions, Selling Concessions and Reallowance:

The Underwriters’ discounts and commissions, the selling concessions that the Underwriters may allow to certain dealers, and the discounts that such dealers may reallow to certain other dealers, each expressed as a percentage of the principal amount of the Class A(2017-1) Notes, shall be as follows:

Underwriting Discounts and Commissions	Selling Concessions	Reallowance
0.22500%	0.13500%	0.06750%

Underwriters’ Information: The information furnished by the Underwriters through the Representative for purposes of subsection 9(a) of the Underwriting Agreement consists of the chart and the second, third and eleventh paragraphs under the heading “Underwriting” in the Prospectus.

Most Recent Quarterly Filing Date: November 1, 2016.

Closing Date: Pursuant to Rule 15c6-1(d) under the Securities Exchange Act of 1934, as amended, the Underwriters, the Bank, the Depositor and the Issuing Entity hereby agree that the Closing Date shall be February 6, 2017 at 10:30 a.m., New York Time.

Time of Sale: 3:15 p.m. (New York Time) on January 30, 2017.

Location of Closing: Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036.

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Underwriters’ Foreign Jurisdiction Distributions:

Pursuant to subsection 15(c) of the Underwriting Agreement, each Underwriter agrees to provide the Issuing Entity, after the Closing Date, with a list of any foreign jurisdictions to which that Underwriter delivered a written confirmation in connection with its sale of Notes (it being expressly understood, for the avoidance of doubt, that this provision relates only to the initial distribution of the Notes, and not to secondary market sales).

Payment for the Notes:

The Underwriters agree, severally and not jointly, subject to the terms and provisions of the above referenced Underwriting Agreement which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the above referenced Series of Notes set forth opposite their names on Schedule I hereto.

Risk Retention:

Section 3 of the Underwriting Agreement is amended by adding a new clause (i) thereto as follows and such representation shall be treated as a representation made thereunder for purposes of Section 8.II(b) thereof:

(i)	Risk Retention. The Bank has complied in all material respects with Regulation RR, 17 C.F.R. §246.1, et seq. (the “Credit Risk Retention Rules”), either directly or (to the extent permitted by the Credit Risk Retention Rules) through a Wholly-Owned Affiliate (as defined in the Credit Risk Retention Rules).

The Bank, or one or more of its Wholly-Owned Affiliates, satisfies, and will satisfy on the Closing Date, the Credit Risk Retention Rules by maintaining a “seller’s interest” (as defined in the Credit Risk Retention Rules) in the Issuing Entity of not less than 5% of the aggregate unpaid principal balance of all outstanding investor “ABS interests” (as defined in the Credit Risk Retention Rules) in the Issuing Entity, determined in accordance with the Credit Risk Retention Rules, without any impermissible transfer, hedging or financing of such retained interest.

Section 4 of the Underwriting Agreement is amended by adding a new clause (p) thereto as follows:

(p)	EU Retention Rules. As used in this paragraph, “EU Retention Rules” refers, collectively, to (i) Articles 404-410 of the European Union’s (“EU”) Capital Requirements Regulation ((EU) No. 575/2013) (as supplemented by EU secondary legislation, including Commission Delegated Regulation ((EU) No. 625/2014) (the “CRR Delegated Regulation”)) (the “CRR”), (ii) Article 17 of the EU’s Alternative Investment Fund Managers Directive (2011/61/EU) and Articles 50-56 of the Alternative Investment Fund Managers Regulation ((EU) No. 231/2013) (the “AIFM Regulation”), and (iii) Articles 254-257 of the Commission Delegated Regulation ((EU) No. 2015/35) (the “Solvency II Regulation”), in each case as in effect on the Closing Date.

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With reference to Article 405(1) of the CRR, Article 51(1) of the AIFM Regulation and Article 254(2) of the Solvency II Regulation, while and to the extent that the EU Retention Rules remain in the form effective on the date of the issuance of the Notes, for as long as the Notes are outstanding, (i) the Depositor, as “originator” for the purposes of the EU Retention Rules, currently retains, and on an ongoing basis will retain, a material net economic interest that is not less than 5% of the nominal value of the securitized exposures, in the form of an originator’s interest as provided in option (b) of each of Article 405(1) of the CRR, Article 51(1) of the AIFM Regulation and Article 254(2) of the Solvency II Regulation, by holding all or part of the transferor interest; (ii) this form of retention will not change while the Notes are outstanding, except, where applicable, under exceptional circumstances in accordance with that Article 405(1) (as supplemented by Article 10 of the CRR Delegated Regulation), that Article 51(1) and that Article 254; (iii) the retained interest will not be subject to any credit risk mitigation, any short position or any other hedge and will not be sold, except to the extent permitted in accordance with Article 405(1) of the CRR (as supplemented by Article 12 of the CRR Delegated Regulation), Article 51(1) of the AIFM Regulation and Article 254 of the Solvency II Regulation; and (iv) the Depositor will provide ongoing confirmation of its continued compliance with its obligations in clauses (i) and (iii) in this paragraph in or concurrently with the delivery of each monthly certificateholders’ statement.

Section 6 of the Underwriting Agreement is amended by adding a new clause (n) thereto as follows:

(n)	The Bank or a Wholly-Owned Affiliate of the Bank shall, to the extent required, retain an economic interest in the credit risk of the financial assets in accordance in all material respects with the Credit Risk Retention Rules, including the restrictions on sale, pledging and hedging set forth therein.

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J.P. MORGAN SECURITIES LLC As Representative of the Underwriters named in Schedule I hereto

By:	/s/ Zhengliang Yi
Name: Zhengliang Yi
Title: Executive Director

Accepted:

CHASE BANK USA, NATIONAL ASSOCIATION

By:	/s/ Todd S. Lehner
Name: Todd S. Lehner
Title: Managing Director

CHASE CARD FUNDING LLC

By:	/s/ Eve Ngan
Name: Eve Ngan
Title: Chief Executive Officer

CHASE ISSUANCE TRUST

By:	CHASE BANK USA, NATIONAL ASSOCIATION as Administrator

By:	/s/ Todd S. Lehner
Name: Todd S. Lehner
Title: Managing Director

Chase Issuance Trust

CHASEseries Class A(2017-1) Terms Agreement

SCHEDULE I

UNDERWRITERS

$900,000,000 Principal Amount of CHASEseries Class A(2017-1) Notes

Principal Amount
J.P. Morgan Securities LLC	$300,000,000
Barclays Capital Inc.	$300,000,000
RBC Capital Markets, LLC	$300,000,000

Total	$900,000,000

Annex I

TIME OF SALE INFORMATION

•	Preliminary Prospectus, dated as of January 25, 2017.

ANNEX II

ISSUER FREE WRITING PROSPECTUSES

•	Ratings FWP, dated January 30, 2017.

•	Pricing FWP, dated January 30, 2017.